SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 15, 2007 (May 9, 2007)

SPECTRX, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

4955 Avalon Ridge Pkwy, Suite 300 Norcross, Georgia (Address of Principal Executive Offices)	30071 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Item 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.
Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES

Item 1.01.          Entry Into a Material Definitive Agreement.

                        On May 9, 2007 (the "Closing"), SpectRx, Inc. (the "Company") and its wholly owned subsidiary, Sterling Medivations, Inc. ("Sterling," and together with the Company, the "Sellers"), sold to ICU Medical, Inc. (the "Buyer") substantially all of the assets of the Company related to the field of subcutaneous fluid delivery, including certain equipment and intellectual property (the "Purchased Assets") pursuant to a certain Asset Purchase Agreement executed and delivered at the Closing by the Sellers and Buyer (the "APA"). In connection with the sale, SpectRx, Inc. announced the termination of further sale of any SimpleChoice products.  The Buyer also assumed certain liabilities in connection with the sale of the Purchased Assets pursuant to the APA.

                         The purchase price for the Purchased Assets was $3,000,000 (the "Purchase Price"), and after adjustment for certain escrow amounts and escrow fees, the Company received $2,552,000 at Closing.  The APA contemplates certain additional payments from the Buyer to the Company or Sterling after Closing, not to exceed $1,000,000 in any calendar year, relating to sales of products covered by a certain patent entitled "Infusion Hub Assembly and Fluid Line Disconnect System."  Additionally, the Buyer granted the Company a license to make, use, or sell products covered by a certain patent relating to "Insertion Device for an Insertion Set and Method of Using the Same" and the Company agreed to make certain royalty payments to the Buyer, not to exceed $1,000,000 in any calendar year, on sales of products covered by this patent.

                        The APA contains customary representations, warranties, covenants and indemnification obligations of the Buyer and Sellers.

Item 2.01.         Completion of Acquisition or Disposition of Assets.

                       The information reported above in Item 1.01 is incorporated into this Item 2.01 by reference.

Item 9.01.         Financial Statements and Exhibits.

                    (b)      Pro Forma Financial Information.

THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION HAS BEEN PREPARED BY THE MANAGEMENT OF SPECTRX BASED ON THE HISTORICAL FINANCIAL STATEMENTS OF SPECTRX. THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION IS PREPARED FOR INFORMATIONAL PURPOSES ONLY, IS NOT NECESSARILY INDICATIVE OF ACTUAL RESULTS THAT WOULD HAVE BEEN ACHIEVED HAD THE DISPOSITION OF SUBSTANTIALLY ALL OF THE ASSETS OF STERLING MEDIVATIONS, INC. BEEN CONSUMMATED AT THE BEGINNING OF THE PERIODS PRESENTED, AND IS NOT INDICATIVE OF SPECTRX'S FUTURE FINANCIAL POSITION OR RESULTS OF OPERATIONS.

THE UNAUDITED PRO FORMA FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH SPECTRX'S HISTORICAL FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED IN ITS ANNUAL REPORT ON FORM 10-KSB AND ANY SUBSEQUENT QUARTERLY REPORTS ON FORM 10-QSB.

SPECTRX, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006
(In Thousands Except Per Share Data)

	Year Ended December 31, 2006	Adjustments (1)	Pro Forma Year Ended December 31, 2006
REVENUE:
Sales	$977	$(375)	$602
Cost of sales	1,011	(883)	128
Gross (loss)/profit	(34)	508	474

COSTS AND EXPENSES:
Research and development	1,956	(521)	1,435
Sales and marketing	229	(217)	12
General and administrative	2,220	(214)	2,006

	4,405	(952)	3,453
Operating loss	(4,439)	1,460	(2,979)

OTHER INCOME	200	0	200
INTEREST EXPENSE, net	(709)	0	(709)
NET LOSS	(4,948)	1,460	(3,488)

PREFERRED STOCK DIVIDENDS	(364)	0	(364)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(5,312)	$1,460	(3,852)

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(0.45)		$(0.33)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	11,780		11,780

SPECTRX, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

ASSETS

CURRENT ASSETS:
	Year End December 31, 2006	Adjustments (2)	Pro Forma Year End December 31, 2006
Cash and cash equivalents	$206	$2,452	$3,106
Restricted Cash	0	448	448
Accounts receivable, net	111		111
Inventories	184		184
Other current assets	121		121
Total current assets	622	2,900	3,522

Property and equipment, net	568	(549)	19
Other assets	51		51
Total noncurrent assets	619	(549)	70
TOTAL ASSETS	$1,241	$2,351	$3,592

LIABILITIES AND CAPITAL DEFICIT
CURRENT LIABILITIES:
Notes payable - past due	$416		$416
Notes payable	1,430		1,430
Accounts payable	925		925
Accrued liabilities	938		938
Redeemable convertible stock and accrued interest and dividends in default	5,566		5,566
Dividends payable - Series A	1,002		1,002
Advance payable - Roche	381		381
Total current liabilities	10,658		10,658

Notes payable	1,924		1,924
TOTAL LIABILITIES	12,582		12,582

CAPITAL DEFICIT:
Series A convertible preferred stock	4,511		4,511
Common stock	12		12
Additional paid-in capital	51,854		51,854
Treasury stock, at cost	(104)		(104)
Accumulated deficit	(67,614)	2,351	(65,263)
TOTAL CAPITAL DEFICIT	(11,341)	2,351	(8,990)
TOTAL LIABILITIES AND CAPITAL DEFICIT	$1,241	$2,351	$3,592

The unaudited pro forma financial statements reflect the assumed consummation of the sale of substantially all the assets of Sterling Medivations Inc. ("Sterling") as of December 31, 2006 with respect to the pro forma balance sheet and January 1, 2006 with respect to the pro forma statements of income.

Note 1:  Reflects changes directly attributed to revenue and expenses of Sterling Medivations Inc (Simple Choice product line).
Note 2:  $3,000,000 cash received less $448,000 of certain escrow amounts and escrow fees, which are considered restricted cash, and less $100,000 transaction related costs.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRX, INC.

/s/ MARK L. FAUPEL
	By:	Mark L. Faupel, Ph.D.
President & CEO

Date: May 15, 2007.